Exhibit 107
Calculation of Filing Fee Tables

S-8
(Form Type)

Invitae Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	9,822,484	(2)	$1.99	(4)	$19,546,744	0.0001102	$2,155
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	2,455,621	(3)	$1.70	(5)	$4,174,556	0.0001102	$461

Total Offering Amounts							$23,721,300		$2,616
Total Fee Offsets									—
Net Fee Due									$2,616

(1)Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Invitae Corporation 2015 Stock Incentive Plan (the “Stock Plan”) or the Invitae Corporation Employee Stock Purchase Plan (the “ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2023 under the Stock Plan, by operation of an automatic annual increase provision therein.
(3)Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2023 under the ESPP, by operation of an automatic annual increase provision therein.
(4)Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 24, 2023.
(5)Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 24, 2023. Pursuant to the ESPP, the purchase price of common stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.